CONTACT:	-OR-	INVESTOR RELATIONS:
Bluegreen Corporation		The Equity Group Inc.
Tony Puleo		Devin Sullivan
Chief Financial Officer		(212) 836-9608
(561) 912-8270		dsullivan@equityny.com
tony.puleo@bluegreencorp.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION ANNOUNCES RIGHTS OFFERING

Boca Raton, Fla. -- February 14, 2008 -- Bluegreen Corporation (NYSE: BXG), a leading provider of Colorful Places to Live and Play®, today announced that it intends to pursue a rights offering to its shareholders of up to $100 million of its common stock. Bluegreen intends to file a registration statement relating to the rights offering in March. While Bluegreen had $125.5 million of unrestricted cash and cash equivalents at December 31, 2007, the purpose of the rights offering is to further strengthen Bluegreen’s balance sheet in light of its $55 million of senior secured notes maturing in April 2008 and to support growth, including growth through strategic acquisitions, all with a view to maximizing shareholder value.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. Securities may not be sold nor may offers to buy be accepted prior to the effectiveness of a registration statement nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

ABOUT BLUEGREEN CORPORATION

Bluegreen Corporation (NYSE:BXG) is a leading provider of Colorful Places to Live and Play® through two principal operating divisions. With more than 185,000 owners, Bluegreen Resorts markets a flexible, real estate-based vacation ownership plan that provides access to over 40 resorts and an exchange network of over 4,000 resorts and other vacation experiences such as cruises and hotel stays. Bluegreen Communities has sold over 55,000 planned residential and golf community homesites in 32 states since 1985. Founded in 1966, Bluegreen is headquartered in Boca Raton, Fla., and currently employs over 6,000 associates. In 2005, Bluegreen ranked No. 57 on Forbes’ list of The 200 Best Small Companies and No. 48 on FORTUNE’S list of America’s 100 Fastest Growing Companies. More information about Bluegreen is available at www.bluegreencorp.com.

Matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended the (“Exchange Act”), that involve substantial risks and uncertainties, including but not limited to the risk that a registration statement relating to Bluegreen’s rights offering may not be filed or declared effective by the Securities and Exchange Commission, that because of business, economic or market conditions Bluegreen may decide not to pursue the rights offering and that the rights offering may not be consummated in the amounts contemplated, if at all. In addition to the risks and uncertainties identified above, reference is also made to other risks and uncertainties detailed in reports filed by Bluegreen with the Securities and Exchange Commission. The Company cautions that the foregoing factors are not exclusive.

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